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                                                                   Exhibit 10.42

                    CONSULTING AND NON-COMPETITION AGREEMENT

THIS CONSULTING AND NON-COMPETITION AGREEMENT ("Agreement") is made and entered into as of the 1st day of September, 2002 (the "Effective Date"), by and between Wabash National Corporation, and its subsidiaries and affiliates, (the ("Company"), and Charles Ehrlich, an individual ("Consultant").

                                    AGREEMENT

SECTION 1. ENGAGEMENT. During the consulting Term (as defined below), the Company engages Consultant, and Consultant agrees to provide to the Company the Services described in Section 2.

SECTION 2. CONSULTING SERVICES.

(a) During the period commencing on September 1, 2002 (the "Effective Date") and continuing through December 31, 2003, unless terminated earlier pursuant to
Section 6 (the "Consulting Term"), Consultant will, at the request of the officers of the Company provide consulting services to the Company with respect to all aspects of their business affairs, including without limitation, with respect to manufacturing activities of the Company (collectively, the "Services").

(b) Consultant shall provide the Services at such times and at such locations as may be reasonably requested by the Company;

(c) Consultant shall not engage in any activity that would interfere with the timely and faithful performance of the Services. However Consultant is not prevented from engaging in additional activities in connection with personal or business investments and community affairs that are not inconsistent with and do not interfere with the performance of the Services.

(d) Consultant shall devote such time and diligent effort to the Services as required to fully discharge his responsibilities and shall perform the Services in a competent and professional manner, consistent with generally accepted standards of decorum, conduct and sound business practices.

(e) Consultant shall retain and exercise full control over the order, sequence, details, manner and means by which he provides the Services. The Company shall not have the right to control or direct the order, sequence, details, manner or means by which Consultant provides the Services except as provided in this Agreement.

SECTION 3. PAYMENT.

(a) The Company will pay to Consultant a fixed monthly consulting fee payable by the last day of the month, or the next following business day, during the Consulting Term as follows: From September 2002 through December 2002, Twenty
One Thousand Two Hundred Forty Three Dollars and Twenty Cents ($21,243.20); from January 2003 through December 2003, Twenty One Thousand Seven Hundred Thirty Dollars and Five Cents ($21,730.05).
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(b) COBRA Expenses. The Company shall reimburse Consultant for the amount of any expenses paid by Consultant pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and attributable to continuance of coverage under the Company's health and hospitalization plan for the period commencing on the Effective Date and ending Eighteen months thereafter.

(c) Expenses. Consultant shall be solely responsible for all costs and expenses incurred in connection with the provision of the Services; provided, however, that the Company will reimburse him for reasonable and necessary business expenses of Consultant for travel (at the request of the Company) pursuant to the Company's policy on reimbursement that is applicable to employees of the Company.

(d) Benefits. Consultant will not be entitled to any remuneration for the Services except as specifically set forth in Sections 3(a), 3(b) and 3(c). Consultant will not be entitled to receive any insurance of any kind from or through the Company and will not be entitled to participate in any pension, retirement, deferred compensation or other benefit plans, or any other employee benefits generally provided by the Company to their respective employees. The foregoing shall not constitute a release by Consultant of the rights, if any, he may have to participate in any employee benefit plans of the Company as a former employee of the Company.

(e) Acknowledgment. The parties acknowledge that the compensation provided in this Agreement was negotiated at arm's-length and represents the fair market value for the Services provided by Consultant hereunder.

SECTION 4. INDEPENDENT CONTRACTOR RELATIONSHIP. In performance of the Services, Consultant at all times will act and perform solely as an independent contractor and not an employee of the Company. Notwithstanding any other provision of this Agreement, this Agreement shall not be deemed to represent or evidence the hiring of Consultant by any party as an employee, nor does it constitute a contract of employment. No acts or assistance given to Consultant by the Company shall be construed to alter their independent contractor relationship, and nothing contained in this Agreement shall be construed to place the parties in a relationship of partners, joint venturers, principal and agent or franchisor and franchisee. Consultant will make no representations to third parties inconsistent with the relationship established by this Agreement. All amounts payable hereunder to Consultant shall be paid without any reduction by the Company for any taxes, including but not limited to foreign or federal, state or local income, employment, self-employment or withholding taxes, it being the intention of the parties that Consultant shall be solely responsible for the payment of all taxes, fines, penalties or assessments imposed on or related to Consultant's activities pursuant to this Agreement.

SECTION 5. RESIGNATIONS; NO LIABILITY.

(a) Consultant hereby resigns his positions as an employee and/or officer of the Company, to the extent applicable, as of 12:01 a.m. on the Effective Date. Consultant agrees to promptly return to the Company any and all property of the Company in his possession, custody or control, exclusive of his computer desktop and related hardware: all Company files and programs being removed pursuant to Company policy and licensing agreements.
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(b) Consultant hereby acknowledges and agrees that he has voluntarily resigned from, and terminated his employment with, and his status as an employee and/or officer of, the Company, except as provided above, and hereby further acknowledges and agrees that the Company shall not have any obligations or liabilities of any kind or nature in connection with such resignation and termination.

(c) Consultant hereby acknowledges that, as of the Effective Date, Consultant has been paid all monies due to him from the Company on account of salary, wages, compensation, commissions, bonuses, vacation, benefits and all other entitlements in respect of Consultant's services to the Company through and including the Effective Date, excluding any amount payable pursuant to the provisions of this Agreement.

SECTION 6. TERMINATION.

(a) Termination for Cause. The Company may terminate the engagement of Consultant pursuant to Section 1 for Cause, which shall mean termination by the Company for any one or more of the following reasons: (a) any violation of any of the provisions of Section 7 or Section 8 of this Agreement; or (b) any refusal by Consultant to perform his duties reasonably requested by the Company.

(b) Resignation by Consultant. Consultant may resign from Consultant's engagement pursuant to Section 1 at any time by providing at least ninety (90) days' written notice to the Company. The effective date of the resignation shall be stated in the notice.

(c) Termination by Mutual Agreement; Death; Permanent Disability. The engagement of Consultant pursuant to Section 1 may be terminated at any time by mutual agreement of the parties. The engagement of Consultant pursuant to Section 1 will automatically terminate if Consultant dies or becomes Permanently Disabled during the Consulting Term. Consultant shall be deemed to have become "Permanently Disabled" for purposes of this Section 6(c) if Consultant becomes unable to perform the Services for any period of at least six (6) consecutive months.

(d) Rights and Obligations Upon Termination. Upon any termination of the engagement of Consultant pursuant to Section 1 under the terms of this Section 6, the obligations of Consultant to provide the Services, and the obligations of the Company to continue to pay Consultant pursuant to Section 3(a), shall terminate immediately upon any such event, and neither party will have any further rights against or owe any further obligations to the other party, except for (i) rights or obligations arising out of a breach of the terms hereof, (ii) rights to the compensation due and payable under Section 3 through the date of termination of the engagement of Consultant, and (iii) the rights and obligations of the parties under Section 7 and Section 8 of this Agreement.

SECTION 7. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY.

The obligations of Consultant pursuant to Sections 7 (a) and 7(b) shall survive through December 31, 2003 regardless of termination pursuant to Section 6 of this Agreement. All other obligations and duties shall survive any termination of the engagement of Consultant pursuant to Section 6.
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(a) Non-Competition. From the Effective date through the term of this Agreement
(the "Restricted Period"), Consultant hereby covenants and agrees with the Company that Consultant shall not, directly or indirectly, for himself or on behalf of or in conjunction with any individual, company, partnership, limited liability company, corporation, joint venture, strategic alliance or business or other entity of whatever nature (each, a Person"), engage in the business of, or own, manage, operate, join, control, lend money or other assistance to, or participate in or otherwise be connected with (as an individual, officer, director, manager, employee, partner, trustee, proprietor, joint venturer, consultant, member, agent or otherwise), any Person that is, directly or indirectly, (i) involved in the business of designing, manufacturing, marketing and/or financing standard or customized truck trailers (or any related services), (ii) involved in any business which competes at any time during the Restricted Period with any of the respective businesses of the Company, or (iii) involved in any other business in which the Company or any of its Affiliates is engaged as of the Effective Date or at any time during the Restricted Period. Because of the nature of the business of the Company and its Affiliates, the potential irreparable harm that will occur to the Company as a result of competition by Consultant is not necessarily tied to the physical location or presence of the Company, Consultant, or any competitor or customer of the Company. Therefore, the non-competition restrictions set forth in this Section 7(a) shall apply to the broadest enforceable geographic area, as follows: any state, commonwealth or other jurisdiction within Canada or the United States of America (or any portion thereof).

(b) Non-Solicitation. During the Restricted Period, Consultant hereby covenants and agrees with the Company that Consultant shall not, directly or indirectly (as an individual, officer, director, member, manager, partner, shareholder, employee, trustee, proprietor, joint venturer, consultant, agent or in any other capacity whatsoever), (i) interfere with the contractual relationship of the Company with any of the Customers (as defined below) of the Company, (ii) attempt to provide (or solicit to provide) products or services to such Customers which are the same as or substantially similar to those products or services provided by the Company pursuant to the existing contractual arrangements with such Customers, (iii) hire, employ or attempt to hire or employ any person who is an employee of the Company or any of its Affiliates at any time prior to or during the Restricted Period, or (iv) in any way (a) cause or assist or attempt to cause or assist any person who is an employee of the Company at any time prior to or during the Restricted Period to leave the employ of the Company or (b) directly or indirectly seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any person who is an employee of the Company at any time prior to or during the Restricted Period to leave the employ of the Company to join a competitor or otherwise. "Customer" of the Company shall mean any Person which, within the twelve (12) month period immediately preceding the date in question, used or purchased, or contracted to use or purchase, any products or services of the Company.

(c) Confidentiality. Consultant acknowledges that during his affiliation with the Company, he has been given access to or become acquainted with certain confidential information relating to the organization, business, properties, operation and condition of the Company, including, but not limited to, financial, managerial, manufacturing, legal and other corporate and business information and records of the Company. (collectively, "Confidential Information"). Confidential Information also includes any information, documents, formulas, patterns, devices, secret inventions, processes, compilations of information, records, specifications, files, documents, drawings, equipment, financial data, customer lists special agreements, marketing information, marketing and/or promotional techniques and methods, pricing information and
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procedures, purchasing information and procedures sales policies and procedures, employee lists, store and office policies and procedure manuals, books and publications, business records, computer records, computer printouts, Company "know how", plans and programs and sources of supplies and inventory, and knowledge with respect to prior or pending litigation and other legal matters, to the extent they relate to the Company, and,

Consultant agrees that he will hold the Confidential Information in strict confidence and will not disclose, publish, sell or license any Confidential Information to any third party, nor use the Confidential Information in any manner. Consultant also agrees not to disclose to third parties any of Consultant's work product related to or that becomes part of the Confidential Information, or the fact that any similarity exists between the Confidential Information and information independently developed by another person or entity. The prohibition against Consultant's use of the Confidential Information includes, but is not limited to, the exploitation of any products or services that embody or are derived from the Confidential Information and the exercise of judgment or the performance of analysis based upon knowledge of the Confidential Information, if otherwise permitted, would be to the benefit of any third party. The prohibition against Consultant's use of Confidential Information also includes the disclosure of any information relating to prior or pending litigation and matters pertaining to the Company.

Furthermore, Consultant acknowledges the return of all documents containing and Confidential Information, and is not in possession of any files, papers, materials, notes, computer records, or documents, written or electronic, of any kind containing any Confidential Information. Consultant agrees that if, in the event of any breach of this provision, the Company will suffer immediate and irreparable harm which cannot adequately be measured or calculated in terms of monetary damages, and that immediate temporary and permanent injunctive relief shall be appropriate, in addition to any other legal or equitable remedies available under applicable law, and also reasonable expenses, including attorneys' fees incurred in the enforcement of this provision.

Confidential information does not include information that, at the time of disclosure is in the public domain or thereafter becomes part of the public domain without any act or omission of the Consultant; or, as proven by Consultant, has been acquired from a third party who has not breached a fiduciary obligation to Company.

(d) Non-Disclosure of Terms. The Parties shall not at any time communicate or divulge any information regarding the circumstances surrounding this Agreement, or the terms and conditions or amounts payable under this Agreement, to any other Person; provided, however, that nothing in this Section 7(c)(iv) shall prevent Consultant from sharing with his legal, accounting and financial advisors on a confidential basis any legal or financial information regarding this Agreement. However, if the Company determines that this Agreement is deemed to be material and, there fore, subject to disclosure by the Company pursuant to various legal requirements, this clause will be deemed void in its entirety and will not be considered a breach of this Agreement upon the Company filing this Agreement or otherwise making this agreement public.

SECTION 8. NON-DISPARAGEMENT. The Parties agree that they will not make any disparaging or derogatory remarks or statements about the Company, or the Company's current and former officers, directors, shareholders, principals, attorneys, agents or employees, or his prior employment with the Company. The obligations of Consultant pursuant
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to this Section shall survive termination of the engagement and indefinitely thereafter.

SECTION 9. REASONABLENESS OF TERMS. Consultant agrees that the restrictions contained in Section 7 and in Section 8 are reasonable and necessary to protect the goodwill, trade secrets, proprietary interests and other legitimate business interests of the Company. Each of the covenants set forth in those Sections are severable and separate. In the event that any court of competent jurisdiction later determines that any of the restrictions in those Sections are not reasonable and/or are too broad to be enforceable, the parties agree that the court may reasonably restrict the scope of those Sections, so long as such restriction is no broader than that contained in the applicable covenant.

SECTION 10. INJUNCTIVE RELIEF. Consultant agrees that the disclosure of any Confidential Information would cause irreparable harm to Company's competitiveness and further agrees that Company shall be entitled to an injunction, without the posting of bond, against the disclosure or use of Confidential Information prohibited by this Agreement. In addition, either Party shall be entitled to its reasonable attorneys' fees in the enforcing this Agreement and all damages and other remedies provided by law or in equity, which shall be cumulative.

SECTION 11. ASSIGNMENT OF INTELLECTUAL PROPERTY. Consultant shall assign to the Company as soon as practicable following the date hereof all of Consultant's right, title and interest in and to any and all Intellectual Property (as defined below), including any copyright therein and any copyright renewal thereof, for the United States of America and throughout the world. Consultant agrees to cooperate with the Company and execute any and all necessary documents requested to assign the Intellectual Property to the Company and to permit the Company to file, obtain and enforce any patents, copyrights or other proprietary rights in the Intellectual Property. Consultant understands that this obligation will continue indefinitely after termination of this Agreement and will maintain all records necessary to effectuate this paragraph. "Intellectual Property" shall mean all legally-recognized rights, whether statutory or at common law, to the designs, writings, computer software or firm source code, object code, data base structures, inventions, formulas, discoveries, developments, methods, know-how and processes (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, developed or discovered, by Consultant (whether alone or with others) at any time prior to or during Consultant's employment with the Company or at any time during the Restricted Period and that relate, directly or indirectly, to the past, present or future business activities, research, product design or development, personnel and business opportunities, of the Company, or result from tasks assigned to Consultant by the Company or done by Consultant for, or on behalf of, the Company. Intellectual Property includes, but is not limited to, works of authorship, developments, inventions, innovations, designs, discoveries, improvements, trade secrets, applications, techniques, know-how and ideas, whether or not patentable or copyrightable, patents, patent applications, copyrights and applications or registrations therefore, trademarks and applications or registrations therefore, conceived, created, made, developed or first reduced to practice by Consultant (solely or in cooperation with others) in connection with his or her previous employment with the Company or in connection with the performance of the Services or which derive from information or materials Consultant has received from the Company. Consultant agrees that any Intellectual Property which constitutes a work of authorship that is copyrightable shall constitute a "work for hire" as defined in the 17 U.S.C. ss.101 et seq., and
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shall be the property of the Company. Intellectual Property shall not include any of the forgoing that Consultant authors independent of the Company and/or independent of this Agreement and subsequent to December 31, 2003.

SECTION 12. TAXES AND COMPLIANCE WITH LAWS. Consultant shall be solely responsible for compliance with all state, local and federal laws, orders, codes and ordinances applicable to the performance of Consultant's obligations under this Agreement or the compensation paid to Consultant pursuant to this Agreement. Consultant shall indemnify, defend and hold harmless the Company, and each of their respective officers, directors, representatives, agents and employees, from and against any and all liabilities which the Company may incur as a result of any failure by Consultant to pay any local, state or federal income, employment, self-employment or withholding tax, including without limitation any failure to timely pay any estimated tax.

SECTION 13. NONASSIGNABILITY, BINDING AGREEMENT.

(a) By Consultant. Consultant shall not assign or delegate this Agreement or any right or interest under this Agreement without the Company's prior written consent.

(b) By the Company. The Company may assign, delegate, or transfer this Agreement and all of the Company's rights and obligations under this Agreement to any of its affiliates or to any business entity that by merger, consolidation or otherwise acquires all or substantially all of the assets of the Company or to which the Company transfers all or substantially all of its assets. Upon assignment, delegation, or transfer to any business entity, such entity shall be deemed to be substituted for the Company for all purposes of this Agreement.

(c) Binding Effect. Subject to Sections 13(a) and (b), this Agreement shall be binding upon and inure to the benefit of the parties, any successors to or assigns of the Company, Consultant's heirs and the personal representatives or executor of his estate.

SECTION 14. SEVERABILITY. If a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement.

SECTION 15. AMENDMENT. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties to this Agreement.

SECTION 16. WAIVER. The waiver by either party of compliance by the other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by either of the parties of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its
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obligations.

SECTION 17. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by the laws of the state of Indiana, without regard to rules as to choice of law and courts sitting in Tippecanoe County, Indiana shall have jurisdiction and venue of all disputes arising under this Agreement.

SECTION 18. NOTICES. Any notice or other communication required shall be in writing and sent by U.S. Certified Mail addressed, return receipt requested, or to such other addresses as each party shall specify in writing.

If to Wabash:                           If to Consultant:

Wabash National LP                      Charles Ehrlich
P.O. Box 6129
Lafayette, IN 47903                     ------------------------------------
Attention: Chief Legal Officer
                                        ------------------------------------

SECTION 19. EXPENSES. Each of the parties shall bear all of his or its own expenses, in connection with the negotiation, preparation and enforcement of this Agreement; provided, that, in the event a proceeding is brought by either party to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to reimbursement of all expenses, including reasonable attorneys' fees and other out-of-pocket expenses.

SECTION 20. PRIOR AGREEMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supercedes any and all prior oral or written agreements or handbooks.

SECTION 21. HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction of this Agreement.

SECTION 22. REMEDIES. All remedies specified in this Agreement shall be cumulative and not exclusive of any other rights or remedies, and either party may pursue all rights and remedies available at law or in equity for a breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

"COMPANY"                                             "CONSULTANT"
WABASH NATIONAL CORPORATION                           CHARLES EHRLICH

By: /s/ CYNTHIA KRETZ                                 /s/ CHARLES EHRLICH
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Name: Cynthia Kretz
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Title: General Counsel and Corporate Secretary
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